Exhibit 4.4

EXECUTION VERSION

NINTH SUPPLEMENTAL INDENTURE

This Ninth Supplemental Indenture, dated as of November 2, 2021 (the “Supplemental Indenture”), between Kimberly-Clark Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), and U.S. Bank National Association, a national banking association duly incorporated and existing under the laws of the United States, as successor trustee (the “Trustee”), amends and supplements that certain First Amended and Restated Indenture, dated as of March 1, 1988, between the Corporation, the Trustee and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “First Trustee”), as heretofore supplemented and amended (the “Base Indenture”).

RECITALS OF THE CORPORATION

The Corporation has heretofore executed and delivered to the Trustee and the First Trustee the Base Indenture, as amended and supplemented by the First Supplemental Indenture, dated as of November 6, 1992, the Second Supplemental Indenture, dated as of May 25, 1994, the Third Supplemental Indenture, dated as of March 14, 2002, the Fourth Supplemental Indenture, dated as of December 19, 2006, the Fifth Supplemental Indenture, dated as of February 9, 2011, the Sixth Supplemental Indenture, dated as of September 7, 2017, the Seventh Supplemental Indenture, dated as of September 11, 2020 and the Eighth Supplemental Indenture, dated as of October 27, 2021 (the Base Indenture, as so supplemented and amended, the “Indenture”).

Section 301 of the Base Indenture provides for the issuance from time to time of unsecured debentures, notes and/or other evidences of indebtedness (the “Securities”) of the Corporation, issuable in one or more series under and in accordance with the terms of the Base Indenture. The Corporation has duly authorized the creation of an issue of its Securities named its 2.000% Notes due November 2, 2031 (the “Notes”) of the tenor and in the amount hereinafter set forth.

Section 901(7) of the Base Indenture provides that the Corporation, without the consent of any Holders, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form satisfactory to the Trustee, to establish, among other things, the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Base Indenture.

The Corporation wishes and has requested that the Trustee join with it in the execution and delivery of this Supplemental Indenture and the Corporation has provided the Trustee with a Board Resolution authorizing the execution of and approving this Supplemental Indenture.

Pursuant to Section 901(7) of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

The Corporation has duly authorized the execution and delivery of this Supplemental Indenture, and all things necessary have been done to make the Notes having an aggregate principal amount of $600,000,000, when executed by the Corporation and authenticated and delivered pursuant to the Indenture and this Supplemental Indenture and duly issued by the Corporation, the valid obligations of the Corporation, and to make this Supplemental Indenture a valid agreement of the Corporation, in accordance with its terms.

All things necessary have been done to make this Supplemental Indenture a valid and legally binding agreement of the Corporation, in accordance with its terms and to make the Securities, when executed by the Corporation and authenticated and delivered under the Indenture and duly issued by the Corporation, the valid and legally binding obligations of the Corporation.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Securities of the series provided for herein, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities of such series, as follows:

SECTION 1.1. Issuance of Securities.

(i)	The title of the Notes shall be: “2.000% Notes due November 2, 2031”;

(ii)	The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for the Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to or as contemplated by Section 304, 305, 306, 906 or 1107 of the Indenture) shall be $600,000,000;

(iii)	The principal of the Notes shall be payable on November 2, 2031;

(iv)	The Notes shall bear interest at 2.000% per annum, and such interest shall accrue from November 2, 2021; the Interest Payment Dates (as defined in the Indenture) on which such interest shall be payable shall be May 2 and November 2 of each year commencing May 2, 2022; and the Regular Record Dates (as defined in the Indenture) for the interest payable on any Interest Payment Dates shall be April 18 and October 18, respectively;

(v)	Payment of principal of (and premium, if any) and interest on the Notes will be payable at the office or agency of the Trustee (or such other of such bank offices as may be designated by such bank), and any bank or trust company designated in writing by the Trustee, located in the City of Dallas, Texas;

(vi)	Prior to August 2, 2031 (the date that is three (3) months prior to the maturity date of the Securities) (the “Par Call Date”), the Notes will be redeemable as a whole or in part, at the option of the Corporation at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, and (b) the sum of the present values of the Remaining Scheduled Payments (as defined in the Securities) thereon, discounted to the redemption date on a semi-annual basis, at a comparable United States Treasury security rate plus 10 basis points, plus accrued and unpaid interest. On or after the Par Call Date, the Notes will be redeemable as a whole or in part, at the option of the Corporation at any time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the date of redemption;

(vii)	Notice of any redemption will be sent at least 10 days but not more than 45 days before the redemption date to each Holder to be redeemed. Notice of any redemption of the Notes in connection with a corporate transaction that is pending (including an equity offering, an incurrence of indebtedness or a change of control) may, at the Corporation’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of the transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the redemption date. The Corporation shall notify Holders of any such rescission as soon as practicable after it determines that it will not be able satisfy or otherwise waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

(viii)	If a Change of Control Repurchase Event (as defined in the Notes) occurs with respect to the Notes, unless the Corporation has exercised its right to redeem the Notes (as described above), the Corporation will make an offer to each Holder of Notes to repurchase all or any part (in denominations of $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. The Trustee shall have no duty or obligation to determine whether a Change of Control Repurchase Event or any component thereof has occurred or is continuing;

(ix)	The Notes shall be issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof;

(x)	The Notes shall not be entitled to any sinking fund;

(xi)	The Notes shall be represented by one or more global notes registered in the name of The Depository Trust Company or its nominee;

(xii)	Sections 402 and 1006 of the Indenture, captioned “Defeasance and Discharge of Securities of Any Series” and “Defeasance of Certain Obligations,” respectively, shall apply to the Notes;

(xiii)	The initial public offering price of the Notes shall be 99.586% of the principal amount thereof, plus accrued interest, if any, from November 2, 2021;

(xiv)	In case of any conflict between this Certificate and the Notes in the form referred to above, the Notes shall control;

(xv)	Anything in the Indenture or the Securities of this series to the contrary notwithstanding, for the purposes of the transactions contemplated by the Indenture relating to the Securities of this series, the Securities of this series and any document to be signed in connection with the Indenture or such Securities (including the Securities and amendments, supplements, waivers, consents and other modifications, Officers’ Certificates, Company Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be;

(xvi)	Each of the officers of Corporation whose signature is affixed to this Supplemental Indenture further states pursuant to Section 102 of the Indenture that she or he has read the provisions of such Indenture setting forth the covenants and conditions relating to the issuance, authentication and delivery of the Notes, including Sections 201, 301 and 303 of the Indenture, and the definitions relating thereto; that the statements made in this Supplemental Indenture are based upon the examination of such provisions of the Indenture and upon the relevant books and records of the Corporation; that she or he has, in her or his opinion, made such examination or investigation as is necessary to enable her or him to express an informed opinion as to whether or not the covenants and conditions relating to the issuance, authentication and delivery of the Securities has been complied with; and that, in her or his opinion, such covenants and conditions, and all conditions precedent, have been complied with; and

(xvii)	As of the date hereof, and after giving effect to the issuance of $600,000,000 aggregate principal amount of the Notes, the aggregate amount borrowed or otherwise obtained from third parties by the Corporation and its consolidated subsidiaries under (1) the financing authorities approved by the Executive Committee of the Corporation’s Board of Directors on January 22, 2021, (2) any other financing authorization, structured financings and preferred securities of consolidated subsidiaries approved by the Board of Directors of the Corporation or of any of its consolidated subsidiaries, and (3) capital lease obligations, is no more than $9.9 billion and is therefore below the $10 billion borrowing authority established by the resolutions duly adopted by the Executive Committee of the Corporation’s Board of Directors on January 22, 2021.

SECTION 2.1. Miscellaneous.

(i)	Relation to the Indenture. This Supplemental Indenture constitutes an integral part of the Indenture, and shall be construed in connection with and as part of the Indenture. If any provision of this Supplemental Indenture conflicts with any provision of the Indenture, the provisions of this Supplemental Indenture shall control.

(ii)	Definitions in the Supplemental Indenture. For all purposes of this Supplemental Indenture, capitalized terms used herein without definition shall have the meanings specified in the Indenture. If any term is defined in this Supplemental Indenture and in the Indenture, such term as it relates to the Notes shall have the meaning assigned to it in this Supplemental Indenture. All terms defined in the Notes have the meanings set forth therein.

(iii)	Recitals. The recitals and statements herein and in the Notes shall be taken as recitals and statements of the Company and shall not be construed as made by the Trustee or any paying agent, and neither the Trustee nor any paying agent assumes any responsibility for their correctness. Neither the Trustee nor any paying agent makes any representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes.

(iv)	Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(v)	Separability Clause. In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

(vi)	Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

(vii)	Counterparts. This Supplemental Indenture may be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

(viii)	Headings. The Article and Section headings herein are for convenience of reference only and shall not affect the construction of any of the provisions hereof.

(ix)	Benefits of Ninth Supplemental Indenture. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto, the Paying Agent and their respective successors and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture. Nothing in this Supplemental Indenture shall apply to or amend or supplement, any other series Securities issued or issuable under the Indenture.

(x)	Trust Indenture Act. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision in this Supplemental Indenture limits, qualifies or conflicts with another provisions hereof which is required to be included herein by any provision of the Trust Indenture Act, such required provision shall prevail.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, we have hereunto signed our names as of the 2nd day of November 2021.

Kimberly-Clark Corporation

/s/ Flavio Costa
Flavio Costa
Vice President and Treasurer

/s/ Alison Rhoten
Alison Rhoten
Vice President, Deputy General Counsel, Global Corporate Affairs and Corporate Secretary

[Signature Page to Ninth Supplemental Indenture – November 2021]

U.S. Bank National Association, as Trustee

By:	/s/ Michael J. Herberger
Name: Michael K. Herberger
Title: Vice President

[Signature Page to Ninth Supplemental Indenture – November 2021]